Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Reports Fourth Quarter and Year-end Results

Monday April 18, 9:14 am ET

Fourth Quarter Revenue Increases by 1,700% Compared to Third Quarter as Production Increases

LAS VEGAS--(BUSINESS WIRE)--April 18, 2005--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today results for its fourth quarter and year-ended December 31, 2004. Petrol reported fourth quarter revenue of $822,739, a significant increase compared to $44,185 in the third quarter. For the full year, Petrol generated revenue of $866,924 compared to no revenue in fiscal 2003.

"During 2004 we accomplished significant milestones," said Paul Branagan, Petrol's President and CEO. "We acquired some highly attractive oil and gas properties and the producing properties significantly increased cash flow particularly during November and December of 2004. Sustained oil and gas production have continued to generate significant cash flow in the first quarter of 2005. With a balanced portfolio combining low-risk and high-impact oil and gas properties, we believe we have the right mix of assets to benefit from robust energy prices. We expect to continue to increase our production throughout 2005 and to selectively make acquisitions that will immediately enhance our earnings and cash flow."

Some of the highlights of 2004 included:

Acquisition of producing gas properties in Kansas. In November, Petrol completed the acquisition of the leasehold rights to approximately 10,000 gross acres and 72 producing gas wells in the Thayer Gas Field, in Southeast Kansas. Petrol-Neodesha as it is called, is in a Coal Bed Methane gas producing area located within the Cherokee Basin in Wilson and Neosho counties, Kansas and currently produces approximately 2.9 Mcf of gas per day.

Further expansion in Kansas and Missouri. Petrol closed 2004 with oil and gas leasehold acreage in Kansas and Missouri totaling about 169,000 acres. In addition to the company's focus on Coal Bed Methane, Petrol currently owns and operates mineral leases covering roughly 5,620 acres that are producing oil. Two of these oil field projects, Petrol-Rantoul and Petrol Paola, include 209 oil wells and 62 water flood injection wells. Daily oil production from these leases as of the end of December 2004 averaged approximately 73.4 barrels of oil per day.

Strengthened balance sheet. In the second half of 2004, Petrol completed a private placement, raising gross proceeds of $6.76 million.

Obtained a listing on the Over-The-Counter Bulletin Board. In March 2004, Petrol was approved by the NASD for trading on the OTC:BB under the symbol POIG.

"We have ambitious targets for the balance of fiscal 2005," continued Mr. Branagan. "We expect to continue to evaluate strategic acquisitions and begin an aggressive drilling program this year."

Forward looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing of oil and gas field properties, plans to drill additional oil and gas wells, anticipated revenues, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300 x 225